  Exhibit 99.1

Cover-All Technologies Inc.

Board Authorizes Share Buyback

FAIRFIELD, NEW JERSEY (December 16, 2011) – Cover-All Technologies Inc. (NYSE Amex: COVR), a Delaware corporation (“Cover-All” or the “Company”), announced today that its Board of Directors (the “Board”) has authorized a share buyback of up to 1,000,000 shares of the Company’s common stock, par value $0.01 per share (“Common Stock”), or approximately 4% of the Company’s outstanding Common Stock, in accordance with Rule 10b-18 of the Securities Exchange Act of 1934, as amended.

Stock repurchases under this program may be made through open market transactions, negotiated purchases or otherwise, at times and in such amounts as management and the Board deem appropriate.  The timing and actual number of shares repurchased will depend on a variety of factors including price, financing and regulatory requirements and other market conditions.  This stock repurchase program may be limited, suspended or terminated at any time without prior notice.

About Cover-All Technologies Inc.

Cover-All Technologies Inc. is a leader in developing sophisticated software solutions for the property and casualty insurance industry.  With its industry-leading business acquisition platform - My Insurance Center (MIC) NexGen and the recently implemented Business Intelligence Suite, Cover-All continues to expand its growing inventory of business-focused, advanced technology solutions.  The “new” Cover-All continues to innovate while leveraging its reputation for quality insurance solutions, knowledgeable people and outstanding customer service to enable its customers to achieve superior business results.

Pairing the state-of-the-art functionality of My Insurance Center NexGen and the NexGen Business Intelligence Suite with experienced service professionals, who after implementation ensure continued compliance with statutory, regulatory, and market differentiation needs, Cover-All continues its tradition of innovating technology solutions to revolutionize the way the property and casualty insurance business is conducted.

Additional information is available online at www.cover-all.com.

Cover-All®, My Insurance Center™ (MIC) NexGen and Insurance Policy Database™ (IPD) are trademarks or registered trademarks of Cover-All Technologies Inc. All other company and product names mentioned are trademarks or registered trademarks of their respective holders.

Forward-looking Statements

Statements in this press release, other than statements of historical information, are forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks which may cause the Company’s actual results in future periods to differ materially from expected results. Those risks include, among others, risks associated with increased competition, customer decisions, the successful completion of continuing development of new products, the successful negotiations, execution and implementation of anticipated new software contracts, the successful addition of personnel in the marketing and technical areas, our ability to complete development and sell and license our products at prices which result in sufficient revenues to realize profits and other business factors beyond the Company’s control. Those and other risks are described in the Company’s filings with the Securities and Exchange Commission (“SEC”) over the last 12 months, including but not limited to the Company’s Annual Report on Form 10-K for the year ended December 31, 2010, filed with the SEC on March 24, 2011, and Post-Effective Amendment No. 3 to Form S-1 on Form S-3 (File No. 333-156397) filed with the SEC on July 26, 2011, copies of which are available from the SEC or may be obtained upon request from the Company.

For information on Cover-All, contact:

Ann Massey

Chief Financial Officer

(973) 461-5190

amassey@cover-all.com

Investor Contact:

Hayden IR

Brett Maas, Principal

(646) 536-7331

brett@haydenir.com